EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TEAM, INC.

Team, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, for the purpose of amending and restating the Corporation’s certificate of incorporation, does hereby submit the following:

1. The name of the Corporation is Team, Inc.

2. The Corporation was originally incorporated under the same name and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on October 20, 2006 (the “Original Certificate”).

3. This Amended and Restated Certificate of Incorporation was duly adopted by the board of directors pursuant to resolutions proposing to amend and restate the Original Certificate, declaring said amendment and restatement to be advisable and in the best interests of the Corporation, its stockholders, and authorizing the appropriate officer of the Corporation to solicit the consent of the stockholders therefor, and was approved by the holders of the requisite number of shares of the Corporation at the annual meeting of the stockholders held on September 29, 2011, in accordance with the provisions of Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware.

4. The Original Certificate is hereby integrated, amended and restated to read in its entirety as follows:

ARTICLE I:
NAME

The name of the Corporation is Team, Inc.

ARTICLE II:
REGISTERED OFFICE AND AGENT

The address of its registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the city of Wilmington, County of New Castle.  The name of the Corporation’s registered agent at that address is Corporation Service Company.

ARTICLE III:
PURPOSES

The purpose of the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV:
SHARES

The aggregate number of shares which the corporation shall have the authority to issue is 30,500,000 shares, of which 30,000,000 shares shall be common shares, par value $0.30 each (“Common

Stock”) and of which 500,000 shares shall be preferred shares, par value $100.00 each (“Preferred Stock”), issuable in series.

The board of directors of the Corporation (the “Board”) is hereby authorized from time to time to divide all or any part of the preferred shares into series thereof and to fix and determine variations, if any, between any series so established as to any one or more of the following matters:

(1)	The rate of dividends;

(2)	The price at and the terms and conditions under which shares may be redeemed;

(3)	The amount payable upon shares in the event of voluntary liquidation;

(4)	The amount payable upon shares in the event of involuntary liquidation;

(5)	Sinking fund provisions for the redemption or purchase of shares;

(6)	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(7)	Voting rights; and

(8)	Any and all other provisions as may be fixed or determined by the Board pursuant to Delaware law.

All shares of Preferred Stock shall be identical except as to the relative rights and preferences fixed and determined from time to time by the Board with respect to different series of shares when each such series is established in accordance with the Certificate of Incorporation, as amended, and the DGCL.

The following provisions set forth the preferences, limitations and relative rights of the classes of shares:

(i) Preferred Dividends. The holders of all preferred shares, regardless of series, at the time outstanding shall be entitled to receive, when and as declared to be payable by the Board, out of any funds legally available for the payment thereof, dividends at the rate theretofore fixed by the Board for each series of such preferred shares that have theretofore been established, and no more, with dividend payment dates at such intervals as the Board shall determine.

(ii) Dividends other than Preferred Dividends. After adequate provision has been made for payment of full dividends on all preferred shares then outstanding for all past dividend periods and for the current dividend period, the Board may declare such further dividends as are permitted by law, and the Board shall have the absolute discretion of fixing the fashion in which holders of preferred shares and holders of common shares shall participate in such further dividends, with provision being made for one class participating more fully than the other or to the total exclusion of the other.

(iii) Cumulativeness of Preferred Dividends. Dividends on all preferred shares, regardless of series, shall be cumulative. No dividends shall be declared on any shares of any series of preferred shares for any dividend period unless all dividends accumulated for all prior dividend periods shall have been declared or shall then be declared at the same time upon all preferred shares then outstanding. No dividends shall be declared on shares of any series of preferred shares unless a dividend for the same period shall be declared at the same time upon all preferred shares outstanding at the time of such declaration in like proportion to the dividend rate then declared. No dividends shall be declared or paid on the common shares unless full dividends on all the preferred shares then outstanding for all past dividend periods and for the current dividend period shall have been declared and the Corporation shall have paid such dividends or shall have set apart a sum sufficient for the payment thereof.

(iv) Preferences on Liquidation. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of each series of the then outstanding preferred shares shall be entitled to receive the amount fixed for such purpose in the resolution or resolutions of the Board establishing the respective series of preferred shares that might then be outstanding, together with a sum equal to the amount of all accumulated and unpaid dividends thereon at the dividend rate fixed therefor in the resolution or resolutions. After such payment to such holders of preferred shares, the remaining assets and funds of the Corporation shall be distributed pro rata among the holders of the common shares. A consolidation, merger or other reorganization of the Corporation with any other corporation or corporations or a sale for all or substantially all of the assets of the Corporation shall not be considered a dissolution, liquidation or winding up of the Corporation within the meaning of these provisions.

(v) Redemption Privileges of the Corporation. The whole or any part of the outstanding preferred shares or the whole or any part of any series thereof may be called for redemption and redeemed at any time at the option of the Corporation, exercisable by the Board upon thirty (30) days’ notice by mail to the holders of such shares as are to be redeemed, by paying therefore in case the redemption price fixed for such shares in the resolution or resolutions of the Board establishing the respective series of which the shares to be redeemed are a part, together with a sum equal to the amount of all accumulated and unpaid dividends thereon at the dividend rate fixed therefor in the resolution or resolutions to the date fixed for such redemption. The Corporation may redeem the whole or any part of the shares of any series without redeeming the whole or any part of the shares of any other series; provided however, that if at any time less than the whole of the preferred shares of any particular series then outstanding shall be called for redemption, the particular shares called for redemption shall be determined by lot or by such other equitable as may be determined by the Board. The Corporation may, on or prior to the date fixed for redemption of the redeemable shares as specified in the notice, deposit with any bank or trust company in the city of Houston, Texas, or any bank or trust company in the United States duly appointed and acting as transfer agent for the Corporation, as a trust fund, a sum sufficient to redeem shares called for redemption, with irrevocable instructions and authority to such bank or trust company to give or complete the notice of redemption thereof and to pay, on or after the date fixed for such redemption, to the respective holders of shares, as evidenced by a list of holders of such shares certified by the corporation by its President or a Vice President and by its Secretary or an Assistant Secretary, the redemptive price upon the surrender of their respective share certificates. Thereafter, from and after the date fixed for redemption, such shares shall be deemed to be redeemed and dividends thereon shall cease to accrue after such date fixed for redemption. Such deposit shall be deemed to constitute full payment of such shares to their holders. Thereafter, such shares shall no longer be deemed to be outstanding, and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemptive price of such shares without interest, upon the surrender of their respective certificates therefor, and any right to convert such shares which may exist. In case the holders of shares shall not, within six (6) years after the deposit, claim the amount deposited for redemption thereof, such bank or trust company shall upon demand pay over to the Corporation the balance of such amount so deposited to be held in trust and such bank or trust company shall thereupon be relieved of all responsibility to the holders thereof.

(vi) Conversion Privilege. The Board is authorized to grant or to deny to the holders of shares of one or more of the series of preferred shares the right to convert such preferred shares into common shares with par value $0.30 per share, and the Board is further authorized to fix and determine the terms and conditions on which such preferred shares may be so converted into common shares. The conversion rights granted, fixed and determined pursuant to the preceding sentence, along with the terms and conditions thereof, shall be set forth in the resolution or resolutions in which the Board establishes the respective series of preferred shares.

(vii) Preemptive Rights Denied. No stockholder of the Corporation shall have any preemptive right with respect to shares of stock, securities convertible into shares of stock, unissued or treasury shares of the Corporation of any class now or hereafter authorized or held.

(viii) Voting Rights. The holders of Common Stock shall vote one (1) vote for each share of Common Stock with respect to all affairs of the Corporation The Board is authorized to fix and determine or to deny voting rights with respect to one or more series of the preferred shares, and such voting rights shall be fixed and determined or denied in the resolution or resolutions adopted by the Board by which such respective series of preferred shares is established. Except as required by law, the holders of preferred shares having voting rights and the holders of common shares shall vote together as one class.

ARTICLE V
CUMULATIVE VOTING

The right to cumulative votes in the election of directors shall not exist with respect to shares of stock of the Corporation.

ARTICLE VI:
STOCKHOLDER ACTION; SPECIAL MEETINGS

Any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders pursuant to the Bylaws of the Corporation. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to preferences, limitations and relative rights of the shares set by the Board, special meetings of stockholders of the Corporation, for any purpose or purposes, may be called only by the Chairman of the Board, or by the President pursuant to the written request of the holders of not less than ten percent (10%) of the outstanding shares of the Corporation’s voting stock, as specified in and subject to the provisions and conditions of the Corporation’s Bylaws. No business other than that stated in the notice shall be transacted at any special meeting.

ARTICLE VII
BOARD OF DIRECTORS

1. Powers. The business and affairs of the Corporation shall be managed by its Board.

2. Number of Directors. The number of directors shall be determined in the manner provided in the Bylaws of the Corporation.

3. Qualifications and Term of Office. Each director shall hold office until the next annual meeting of stockholders following such director’s election and until such director’s successor shall have been duly elected and qualified or until such director’s death, resignation or removal. A director need not be a resident of the State of Delaware or a stockholder of the Corporation. A director may resign at any time by giving written notice to the Board, or to the chairman of the board, chief executive officer, president or secretary of the Corporation. A resignation shall be effective when such written notice is delivered, unless the notice specifies a future date.

4. Election of Directors. Directors shall be elected in the manner provided in the Bylaws of the Corporation.

5. Removal. Except as otherwise required by law, a director of the Corporation may be removed only for cause, as determined by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in an election of directors, voting as a single class, and which vote may only be taken at a meeting of stockholders (and not by written consent), the notice of which meeting expressly states such purpose. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director’s duty to the Corporation and such adjudication is no longer subject to direct appeal.

ARTICLE VIII
AMENDMENT TO BYLAWS

In addition to any requirements set forth by the DGCL, the Bylaws of the Corporation may be adopted, amended or repealed by (i) the affirmative vote of at least two-thirds of the holders of all of the shares of the stock of the Corporation then entitled to vote in an election of directors, voting together as a single class, or by (ii) approval of a majority of the Board.

ARTICLE IX
AMENDMENT TO CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; provided, however, that any such action requires the affirmative vote of at least two-thirds of the holders of all of the shares of the stock of the Corporation then entitled to vote in an election of directors, voting together as a single class.

ARTICLE X
INDEMNIFICATION; LIMITATION OF LIABILITY

1. Indemnification. Directors, officers, employees and agents of the Corporation may be indemnified and paid advance expenses by the Corporation to the fullest extent permitted by the applicable provisions of the DGCL and as the Bylaws may from time to time provide.

2. Limitation of Liability of Directors. A director of the Corporation is not personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation will automatically be deemed eliminated and limited to the fullest extent permitted by the DGCL as so amended.

3. Repeal or Modification. Any repeal or modification of this Article X will not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation, any designation of Preferred Stock or the Bylaws of the Corporation, or (iv) any other action asserting a claim against the Corporation or any director, officer or other employer of the Corporation that is governed by or subject to the internal affairs doctrine for choice of law purposes. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Article XI.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation this 29th day of November, 2011.

TEAM, INC.

By:	/s/ André C. Bouchard André C. Bouchard Senior Vice President – Administration, General Counsel and Secretary